American Century Strategic Asset Allocation
                                                Exhibit 77-O
                                         For the period ending May 31, 2003

Fund           Issuer            Ticker     Principal Amount  Amount Purch Trade Date  Price    Underwriter  Underwriting Spread
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STRATCON        Wellchoice, Inc.    WC      $ 479,975,000     $  4,200.00  11/07/2002  $25.0000  FBCO        5.950%
STRATMOD        Wellchoice, Inc.    WC      $ 479,975,000     $ 20,625.00  11/07/2002  $25.0000  FBCO        5.950%
STRATAGG        Wellchoice, Inc.    WC      $ 479,975,000     $ 19,475.00  11/07/2002  $25.0000  FBCO        5.950%
STRATAGG       Sinotrans Co LTD    0598.HK  $ 501,883,997     $146,083.95  02/10/2003  $0.2808   FBCO        3.500%
STRATMOD       Sinotrans Co LTD    0598.HK  $ 501,883,997     $212,485.85  02/10/2003  $0.2808   FBCO        3.500%